EXHIBIT 99

FOR IMMEDIATE RELEASE                                                                 Contact: Paul Knopick

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ITRONICS SALES OF GOLD'n GRO LIQUID FERTILIZER DOUBLE IN THE FIRST NINE MONTHS, THIRD QUARTER SALES NEARLY TRIPLE

RENO, Nevada, October 5, 2004 -- Itronics Inc. (OTCBB: ITRO; Frankfurt and Berlin Stock Exchanges: ITG) reported today that GOLD'n GRO sales by its subsidiary, Itronics Metallurgical, Inc., for the first nine months of 2004 totaled approximately $858,000, a 103 percent increase over the prior year’s first nine months. Third quarter GOLD'n GRO liquid fertilizer sales totaled approximately $152,000, a 194 percent increase over the third quarter of 2003. GOLD'n GRO sales for the first nine months are 55 percent higher than all of 2003.

"An expanded product line, on-going field trials to develop new crop applications for GOLD'n GRO liquid fertilizers, and an increase in the number of distributor stores selling GOLD'n GRO combined to produce the large increase in sales," said Dr. John Whitney, Itronics President.

"During the third quarter Itronics Metallurgical continued its program of field trials to evaluate the effectiveness of GOLD'n GRO products in both soil and foliar applications," Dr. Whitney said. "GOLD'n GRO, soil applied, produced a 10 percent increase in the yield of peppers in one trial, and in another trial strawberry production was improved. GOLD'n GRO, applied by foliar spray, is increasing the yield and nutritional content of alfalfa and, on sileage corn foliar applications, is increasing the height of the corn stalks. We are very pleased with the progress."

The Company also said that a field study was conducted at a location with known saline soil on the west side of the Central Valley in California to determine whether the GOLD’n GRO base liquid could be used in a growers’ fertilizer program to modify the soil structure and achieve a reduction in soil salt content. The trial produced positive results with one application reducing the salt content by 19 percent, reducing boron content by more than 30 percent, and at the same time significantly increasing the availability of soil nutrients.

More than a dozen field trials were conducted in California, Idaho, Oregon, and Washington this year. Some trials were intended to demonstrate the effectiveness of GOLD'n GRO liquid fertilizers on different crops where the fertilizers are not presently being used. In addition, now that the effectiveness has been demonstrated on numerous crops, new trials are under way which are intended to develop crop specific nutrient programs to achieve specified fertility objectives for each type of crop. "This ability to develop and recommend specific nutrient programs gives the Company a vital competitive edge to support continued sales growth increases in 2005 and beyond," Dr. Whitney said.

Itronics, through its subsidiary, Itronics Metallurgical, Inc., is the only company in the world with a "Beneficial Use Photochemical, Silver, and Water Recycling" facility that extracts more than 99 percent of the silver and virtually all the other toxic heavy metals from used photoliquids and converts the resulting liquids into environmentally beneficial, chelated, multinutrient liquid fertilizer products sold under the GOLD'n GRO trademark, and 5 troy ounce, 0.999 pure, Silver Nevada Miner numismatic bars. The environmentally friendly liquid fertilizers can be used for lawns and houseplants, and are available, along with GOLD'n GRO liquid fertilizer injectors, at the Company's "e-store" catalog at http://goldngro.com . The popular Silver Nevada Miner bars are available at the Company's 'e-store' catalog at http://www.itromet.com ..

Page 2, Itronics October 5, 2004 Press Release Continued

Headquartered in Reno, Nevada, Itronics Inc. is Nevada's leading "Beneficial Use Recycling" company and a world leader in photochemical recycling. The Company also provides project planning and technical services to the mining industry. Dr. John Whitney, Itronics President, was selected as Nevada’s Inventor of the Year for 2000 and is a member of the Inventor’s Hall of Fame at the University of Nevada, Reno. Itronics was one of five finalists for the 2001 Kirkpatrick Chemical Engineering Award, the most prestigious worldwide award in chemical engineering technologies.

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VISIT OUR WEB SITE: http://www.itronics.com

(Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to complete successfully the development of new or enhanced products, the Company's future capital needs, the lack of market demand for any new or enhanced products the Company may develop, any actions by the Company's partners that may be adverse to the Company, the success of competitive products, other economic factors affecting the Company and its markets, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release. The Company disclaims any obligation to update any statements in this press release.)